GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO. 12 TO AGREEMENT
AND DECLARATION OF TRUST


	The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on June 19, 2008:

      RESOLVED, that Goldman Sachs Variable Insurance Trusts Declaration of Trust dated September 16, 1997 (the Declaration) be amended as contemplated in Article V, Section 2 thereof by abolishing Goldman Sachs Structured U.S. Equity Flex Fund, a series of the Goldman Sachs Variable Insurance Trust; and be it further
      RESOLVED, that the Declaration be further amended as contemplated in
Article V, Section 2 by abolishing Service Class Shares of Goldman Sachs Structured U.S. Equity Flex Fund; and be it further
      RESOLVED, that the President, any Vice President or Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of Goldman Sachs Variable Insurance Trust be, and each of them hereby is, authorized and directed to execute an instrument in writing incorporating the aforesaid amendments and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.





As of June 19, 2008				/s/ Peter Bonanno
						                 Peter Bonanno
						                 Title: Secretary
14551163.2